Exhibit 5.01

Grant Thornton LLP 11th Floor 200 King Street West, Box 11
Toronto, ON
M5H 3T4
T +1 416 366 0100
F +1 416 360 4949 www.GrantThornton.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2022 relating to the consolidated financial statements of i-80 Gold Corp. (the “Company”) for the years ended December 31, 2021 and December 31, 2020 and the related notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in this Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission.

Toronto, Canada	Chartered Professional Accountants
June 30, 2022	Licensed Public Accountants

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